編號 2372697
No.

公司註冊處
COMPANIES REGISTRY

公司註冊證明書
CERTIFICATE OF INCORPORATION

* * *

本人謹此證明
I hereby certify that

HONG KONG VTOUCH ELECTRONICS TECHNOLOGY LIMITED
香港偉易達電子科技有限公司

於本日根據香港法例第 622 章《公司條例》
is this day incorporated in Hong Kong under the Companies Ordinance

在香港成立為法團，此公司是一間
(Chapter 622 of the Laws of Hong Kong), and that this company is

有限公司。
a limited company.

本證明書於二〇一六年五月五日發出。
Issued on 5 May 2016.

香港特別行政區公司註冊處處長鍾麗玲
Ms Ada L L CHUNG
Registrar of Companies
Hong Kong Special Administrative Region

註 Note：
公司名稱獲公司註冊處註冊，並不表示獲授予該公司名稱或其任何部分的商標權或任何其他知識產權。
Registration of a company name with the Companies Registry does not confer any trade mark rights or any other intellectual property rights in respect of the company name or any part thereof.